Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

BARNES & NOBLE, INC.

and

BARNES & NOBLE EDUCATION, INC.

Dated as of July 14, 2015

ARTICLE I

Definitions

ARTICLE II

The Separation

SECTION 2.01. Transfer of Assets and Assumption of Liabilities	12
SECTION 2.02. Certain Matters Governed Exclusively by Ancillary Agreements	14
SECTION 2.03. Termination of Agreements	14
SECTION 2.04. Shared Contracts	15
SECTION 2.05. Disclaimer of Representations and Warranties	15

ARTICLE III

Credit Support

SECTION 3.01. Replacement of Credit Support	16
SECTION 3.02. Credit Support	16

ARTICLE IV

Actions Pending the Distribution

SECTION 4.01. Actions Prior to the Distribution	19
SECTION 4.02. Conditions Precedent to Consummation of the Distribution	20

ARTICLE V

The Distribution

SECTION 5.01. The Distribution	22
SECTION 5.02. Fractional Shares	22
SECTION 5.03. Sole Discretion of B&N	22

ARTICLE VI

Mutual Releases; Indemnification

SECTION 6.01. Release of Pre-Distribution Claims	23

i

ii

Schedule 1(a)	-	Internal Transactions
Schedule 1(b)	-	BNED Equity Interests
Schedule 1(c)	-	BNED Assets
Schedule 1(d)	-	BNED Liabilities
Schedule 1(e)	-	B&N Retained Liabilities
Schedule 1(f)	-	Payables Transactions
Schedule 2.03	-	Terminating Intercompany Agreements
Schedule 3.01(a)	-	Surviving B&N Credit Support Instruments
Schedule 9.01(a)		Product Procurement Systems and Merchandising Systems
Schedule 9.01(b)		Distribution Facilities
Schedule 9.02		Gift Cards
Schedule 9.03		Additional Access and Services
Exhibit A		Form of Joint Defense Agreement

iii

SEPARATION AND DISTRIBUTION AGREEMENT dated as of July 14, 2015, by and between Barnes & Noble, Inc., a Delaware corporation (“B&N”), and Barnes & Noble Education, Inc., a Delaware corporation (“BNED”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

RECITALS

WHEREAS the board of directors of B&N has determined that it is in the best interests of B&N and its stockholders to distribute its entire interest in its wholly owned Subsidiary, BNED, by way of a dividend of stock to be made to holders of B&N Common Stock;

WHEREAS in furtherance of the foregoing, it is appropriate and desirable to effect the Spin-Off, as more fully described in this Agreement;

WHEREAS B&N and BNED have prepared, and BNED has filed with the Commission, the Form S-1, which includes the Prospectus;

WHEREAS B&N and BNED intend that each of the Stock Split and Distribution qualify for its Intended Tax Treatment; and

WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Spin-Off and certain other agreements that will govern certain matters relating to the Spin-Off and the relationship of B&N, BNED and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that (i) BNED and the other members of the BNED Group shall not be considered Affiliates of B&N or any of the other members of the B&N Group and (ii) B&N and the other members of the B&N Group shall not be considered Affiliates of BNED or any of the other members of the BNED Group.

“Agent” means Computershare, the distribution agent appointed by B&N to distribute to the Record Holders, pursuant to the Distribution, the shares of BNED Common Stock held by B&N.

“Agreement” means this Separation and Distribution Agreement, including the Schedules and Exhibits hereto.

“Ancillary Agreements” means the TSA, TMA, EMA and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement.

“Assets” means all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and all rights as a partner, joint venturer or participant;

(f) all license agreements, leases of personal property, open purchase orders for goods, products or services, unfilled orders for goods and products and other contracts, agreements or commitments and all rights arising thereunder;

(g) all deposits, letters of credit, performance bonds and other surety bonds;

(h) all written technical information, data, specifications, research and development information, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(i) all United States, state, multinational and foreign intellectual property, including patents, copyrights, trade names, trademarks, service marks, slogans, logos, trade dresses and other source indicators and the goodwill of the business symbolized thereby; all registrations, applications, recordings, disclosures, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts and other legal protections and rights related to any of the foregoing; mask works, trade secrets, inventions and other proprietary information, including know-how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, discoveries, inventions, licenses from third parties granting the right to use any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium;

(j) all computer applications, programs, software and other code (in object and source code form), including operating software, network software, firmware, middleware, design software, design tools, systems documentation, instructions, ASP, HTML, DHTML, SHTML and XML files, cgi and other scripts, APIs, web widgets, algorithms, models, methodologies, files, documentation related to any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium now known or yet to be created;

(k) all Internet URLs, domain names, social media handles and Internet user names;

(l) all websites, databases, content, text, graphics, images, audio, video, data and other copyrightable works or other works of authorship including all translations, adaptations, derivations and combinations thereof;

(m) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, subscriber, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design and development files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents;

(n) all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(o) all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all claims, causes in action, lawsuits, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(p) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(q) all licenses (including radio and similar licenses), permits, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(r) Cash, bank accounts, lock boxes and other deposit arrangements;

(s) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(t) all goodwill as a going concern and other intangible properties.

“Bank Debt Incurrence” has the meaning set forth in Schedule 1(a).

“BNED” has the meaning set forth in the preamble.

“BNED Assets” means, without duplication, the following Assets:

(a) all Assets held by the BNED Group;

(b) all interests in the capital stock of, or other equity interests in, the members of the BNED Group (other than BNED) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule 1(b);

(c) all Assets reflected on the BNED Business Balance Sheet, and all Assets acquired after the date of the BNED Business Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the BNED Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the BNED Business Balance Sheet;

(d) the Assets listed or described on Schedule 1(c);

(e) the rights related to the BNED Portion of any Shared Contract;

(f) all other Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the BNED Group; and

(g) all Assets held by a member of the B&N Group that are determined by B&N, in good faith prior to the Distribution Date, to be primarily related to or used or held for use primarily in connection with the business or operations of the BNED Business.

Notwithstanding the foregoing, the BNED Assets shall not include (i) any Assets governed by the TMA, (ii) the rights related to the B&N Portion of Shared Contracts, (iii) any Assets determined by B&N, in good faith prior to the Distribution Date, to arise primarily from the business or operations of the B&N Business (unless otherwise expressly provided in this Agreement) and (iv) Assets required by B&N to perform its obligations under the TSA.

“BNED Business” means the business conducted and proposed to be conducted by BNED and its Subsidiaries as described in the Form S-1.

“BNED Business Balance Sheet” means the audited balance sheet of the BNED Business, including the notes thereto included in the Form S-1.

“BNED Common Stock” means the common stock, $0.01 par value per share, of BNED.

“BNED Entities” means the entities, the equity, partnership, membership, joint venture or similar interests of which are set forth on Schedule 1(b).

“BNED Group” means (a) BNED, (b) each Person that will be a Subsidiary of BNED immediately prior to the Distribution, including the entities set forth on Schedule 1(b) under the caption “Subsidiaries”, and (c) each Person that becomes a Subsidiary of BNED after the Distribution, including in each case any Person that is merged or consolidated with and into BNED or any Subsidiary of BNED.

“BNED Indemnitees” has the meaning set forth in Section 6.03.

“BNED Liabilities” means, without duplication, the following Liabilities:

(a) all Liabilities of the BNED Group and the BNED Entities;

(b) all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the BNED Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the BNED Business);

(ii) the operation or conduct of the BNED Business or any other business conducted by BNED or any other member of the BNED Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(iii) any terminated, divested or discontinued businesses or operations of the BNED Business; or

(iv) the BNED Assets;

(c) all Liabilities reflected as liabilities or obligations on the BNED Business Balance Sheet, and all Liabilities arising or assumed after the date of the BNED Business Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the BNED Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the BNED Business Balance Sheet;

(d) the Liabilities listed or described on Schedule 1(d);

(e) the obligations related to the BNED Portion of any Shared Contract and any other Liabilities relating to the acts or omissions of the BNED Group relating to any Shared Contract;

(f) all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the BNED Group; and

(g) all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form S-1 and any other documents filed with the Commission in connection with the Spin-Off or as contemplated by this Agreement, other than with respect to the B&N Disclosure Sections.

Notwithstanding the foregoing, the BNED Liabilities shall not include (i) any B&N Retained Liabilities, (ii) any Liabilities governed by the TMA, (iii) any obligations related to the B&N Portion of any Shared Contract or (iv) any Liabilities determined by B&N, in good faith prior to the Distribution Date, to be primarily related to the business or operations of the B&N Business (unless otherwise expressly provided in this Agreement).

“BNED Primary Credit Instrument” means the credit instruments of BNED set forth on Schedule 3.01(a).

“BNED Portion” has the meaning set forth in Section 2.04.

“Booksellers” means Barnes & Noble Booksellers, Inc., a Delaware corporation.

“B&N” has the meaning set forth in the preamble.

“B&N Assets” means (i) all Assets of the B&N Group, (ii) any Assets held by a member of the BNED Group determined by B&N, in good faith prior to the Distribution Date, to be primarily related to or used primarily in connection with the business or operations of the B&N Business, and (iii) the rights related to the B&N Portion of any Shared Contract. Notwithstanding the foregoing, the B&N Assets shall not include (a) any Assets governed by the TMA, (b) the BNED Assets and (c) any Assets required by BNED to perform its obligations under the TSA.

“B&N Business” means the business and operations conducted by B&N and its Subsidiaries other than the BNED Business.

“B&N Common Stock” means the common stock, par value $.001 per share, of B&N.

“B&N Competitor” has the meaning set forth in the TLA.

“B&N Credit Agreement” means the Credit Agreement, dated April 29, 2011, among B&N, Bank of America N.A., as administrative agent, collateral agent and swing line lender and other lenders party thereto.

“B&N Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“B&N Credit Support Payment” has the meaning set forth in Section 3.02(c)(i).

“B&N Format” has the meaning set forth in the TLA.

“B&N Disclosure Sections” means all information set forth in or omitted from the Form S-1 to the extent relating to (a) the B&N Group, (b) the B&N Liabilities, (c) the B&N Assets or (d) the substantive disclosure set forth in the Form S-1 relating to B&N’s board of directors’ consideration of the Spin-Off, including the section entitled “Reasons for the Spin-Off”.

“B&N Group” means B&N and each of its Subsidiaries, but excluding any member of the BNED Group.

“B&N Indemnitees” has the meaning set forth in Section 6.02.

“B&N-Issued Gift Cards” means gift cards issued by Barnes & Noble Marketing Services LLC.

“B&N Liabilities” means (i) all Liabilities of the B&N Group, (ii) the B&N Retained Liabilities, (iii) any obligations related to the B&N Portion of any Shared Contract and any other Liabilities relating to the acts or omissions of the B&N Group relating to any Shared Contract, or (iv) any Liabilities determined by B&N, in good faith, to be primarily related to the business or operations of the B&N Business (unless otherwise expressly provided in this Agreement). Notwithstanding the foregoing, the B&N Liabilities shall not include (a) any Liabilities governed by the TMA or (b) the BNED Liabilities.

“B&N Portion” has the meaning set forth in Section 2.04.

“B&N Retained Liabilities” means the Liabilities to be retained by the B&N Group set forth on Schedule 1(e).

“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.

“Commission” means the Securities and Exchange Commission.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.

“Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Credit Support Period” means the period from the Distribution Date until the date on which all Surviving B&N Credit Support Instruments are released.

“Default Interest Rate” means the rate of (i) 3-month LIBOR as of the date that such payment giving rise to such default was required to be made plus (ii) 3.75%.

“Determination” has the meaning set forth in the TMA.

“Distribution” means the distribution by B&N to the Record Holders, on a pro rata basis, of all of the outstanding shares of BNED Common Stock owned by B&N on the Distribution Date.

“Distribution Date” means the date, determined by B&N in accordance with Section 5.03, on which the Distribution occurs.

“D&O Policies” has the meaning set forth in Section 8.01(b).

“EMA” means the Employee Matters Agreement to be entered into as of the Distribution Date by and between B&N and BNED.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Field of Use” has the meaning set forth in the TLA.

“First Post-Distribution Report” has the meaning set forth in Section 12.07.

“Form S-1” means the registration statement on Form S-1 filed by BNED with the Commission to effect the registration of the distribution of the BNED Common Stock pursuant to the Securities Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents, registrations or permits to be obtained from, any Governmental Authority.

“Governmental Authority” means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means either the B&N Group or the BNED Group, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Indemnitee” has the meaning set forth in Section 6.04(a).

“Indemnity Payment” has the meaning set forth in Section 6.04(a).

“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data, documents, correspondence, materials and files.

“Insurance Proceeds” means those monies:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), net of any costs or expenses incurred in the collection thereof and net of any Taxes resulting from the receipt thereof.

“Intended Tax Treatment” has the meaning set forth in the TMA.

“Intercompany Accounts” has the meaning set forth in Section 2.03(a).

“Intercompany Agreements” has the meaning set forth in Section 2.03(a).

“Internal Distribution” means the transaction in which Booksellers transfers and assigns to B&N, and B&N acquires, assumes and accepts from Booksellers, all its rights, title, obligations and interests in, to and under all the equity interests in BNED held by Booksellers, which represent 100% of the equity interests in BNED.

“Internal Transactions” means the Bank Debt Incurrence, Payable Transactions, Internal Distribution and Stock Split, each as described on Schedule 1(a).

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Litigation Conditions” has the meaning set forth in Section 6.05(b).

“NYSE” means the New York Stock Exchange.

“Party” means either party hereto, and “Parties” means both parties hereto.

“Pass-Through Cost” with respect to any service provided by B&N to BNED, means the sum of (i) the direct cost to B&N of providing such service plus (ii) an allocation of the related employee overhead (including compensation and benefit costs) calculated in good faith based on reasonable and rational methodologies chosen by the Service Provider, which methodologies shall be provided to the Recipient upon such request from the Recipient.

“Payables Transactions” means the intercompany payables transactions set forth on Schedule 1(f) to be settled as set forth on Schedule 1(f).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Pre-Separation Claims-Based Insurance Claim” means any claim made against the BNED Group or B&N Group and reported to the applicable insurer(s) prior to the Distribution Date in respect of an act or omission occurring prior to the Distribution Date that results in a Liability under a “claims-made-based” insurance policy of the B&N Group in effect prior to the Distribution Date or any extended reporting period thereof.

“Pre-Separation Insurance Claim” means a (i) Pre-Separation Claims-Based Insurance Claim or (ii) Action (whether made prior to, on or following the Distribution Date) in respect of a Liability occurring prior to the Distribution Date under an “occurrence-based” insurance policy of any member of the B&N Group in effect prior to the Distribution Date.

“Prospectus” means the prospectus contained in the Form S-1.

“Record Date” means the close of business on the date to be determined by the B&N board of directors as the record date for determining the shares of B&N Common Stock in respect of which shares of BNED Common Stock will be distributed pursuant to the Distribution.

“Record Holders” has the meaning set forth in Section 5.01(b).

“Retail Store” means a retail store operated by B&N or one of its Subsidiaries.

“Retained Information” has the meaning set forth in Section 7.04.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” means (a) the Internal Transactions, (b) any actions to be taken pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or in any Ancillary Agreement.

“Shared Contract” means any contract or agreement of any member of either Group that relates in any material respect to both the BNED Business and the B&N Business; provided that the Parties may, by mutual consent, elect to include in, or exclude from, this definition any contract or agreement.

“Spin-Off” means the Separation and the Distribution.

“Stock Split” has the meaning set forth in Schedule 1(a).

“Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surviving B&N Credit Support Instruments” has the meaning set forth in Section 3.01(a)(i).

“Surviving BNED Credit Support Instrument” has the meaning set forth in Section 3.01(a)(ii).

“Tax Opinion Representations” has the meaning set forth in the TMA.

“Taxes” has the meaning set forth in the TMA.

“Termination Event” has the meaning set forth in Section 9.05(c).

“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the B&N Group or the BNED Group of any claim, or the commencement by any such Person of any Action, against any member of the B&N Group or the BNED Group.

“Third-Party Proceeds” has the meaning set forth in Section 6.04(a).

“TLA” means the Trademark License Agreement to be entered into as of the Distribution Date by and between B&N and BNED.

“TMA” means the Tax Matters Agreement to be entered into as of the Distribution Date by and between B&N and BNED.

“TSA” means the Transition Services Agreement to be entered into as of the Distribution Date between B&N and BNED.

ARTICLE II

The Separation

SECTION 2.01. Transfer of Assets and Assumption of Liabilities. (a) Prior to the Distribution, and subject to Section 2.01(e), the Parties shall cause the Internal Transactions to be completed.

(b) Subject to Section 2.01(e), prior to the Distribution, the Parties shall, and shall cause their respective Group members to, execute such instruments of assignment and transfer and take such other corporate actions as are necessary to (i) transfer and convey to one or more members of the BNED Group all of the right, title and interest of the B&N Group in, to and under all BNED Assets not already owned by the BNED Group, (ii) transfer and convey to one or more members of the B&N Group all of the right, title and interest of the BNED Group in, to and under all B&N Assets not already owned by the B&N Group, (iii) cause one or more members of the BNED Group to assume all of the BNED Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the B&N Group and (iv) cause one or more members of the B&N Group to assume all of the B&N Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the BNED Group. Notwithstanding anything to the contrary, neither Party shall be required to transfer any Information except as required by Article VII.

(c) In the event that it is discovered after the Distribution that there was an omission of (i) the transfer or conveyance by BNED (or a member of the BNED Group) or the acceptance or assumption by B&N (or a member of the B&N Group) of any B&N Asset or B&N Liability, as the case may be, (ii) the transfer or conveyance by B&N (or a member of the B&N Group) or the acceptance or assumption by BNED (or a member of the BNED Group) of any BNED Asset or BNED Liability, as the case may be, or (iii) the transfer or conveyance by one Party (or any other member of its Group) to, or the acceptance or assumption by, the other Party (or any other member of its Group) of any Asset or Liability, as the case may be, that, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise been so transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement or the Ancillary Agreements, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law or a Determination.

(d) In the event that it is discovered after the Distribution that there was a transfer or conveyance (i) by BNED (or a member of the BNED Group) or the acceptance or assumption by B&N (or a member of the B&N Group) of any BNED Asset or BNED Liability, as the case may be, or (ii) by B&N (or a member of the B&N Group) and the acceptance or assumption by BNED (or a member of the BNED Group) of any B&N Asset or B&N Liability, the Parties shall use reasonable best efforts to promptly transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law or a Determination.

(e) In the event that after the Distribution (i) B&N (or a member of the B&N Group) receives any funds properly belonging to BNED (or a member of the BNED Group), or (ii) BNED (or a member of the BNED Group) receives any funds properly belonging to B&N (or a member of the B&N Group), the Parties shall use reasonable best efforts to promptly advise the other party, segregate and hold such funds in trust for the benefit of such other Party and promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party.

(f) In the event that after the Distribution (i) B&N (or a member of the B&N Group) receives any communications (including, among other things, communications through B&N’s “We Listen” hotline or other similar channels of communication), notices or inquiries relating to BNED (or a member of the BNED Group), or (ii) BNED (or a member of the BNED Group) receives any communications, notices or inquiries relating to B&N (or a member of the B&N Group), the relevant Party shall use reasonable best efforts to notify the other Party thereof as promptly as reasonably practicable.

(g) To the extent that any transfer or conveyance of any Asset or acceptance or assumption of any Liability required by this Agreement to be so transferred, conveyed, accepted or assumed shall not have been completed prior to the Distribution, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Distribution as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their terms or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain any necessary Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of and after the Distribution, the Party retaining such Asset or Liability shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party to which such Asset should have been transferred or conveyed, or by whom such Liability should have been assumed or accepted, as the case may be, in order to place such Party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement, including possession, use, risk of loss, potential for gain and control over such Asset or Liability. As and when any such Asset or Liability becomes transferable, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(e) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law or a Determination.

(h) The Party retaining any Asset or Liability due to the deferral of the transfer and conveyance of such Asset or the deferral of the acceptance and assumption of such Liability pursuant to this Section 2.01 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.01, to expend any money or take any action that would require the expenditure of money unless and to the extent the Party entitled to such Asset or the Party intended to assume such Liability advances or agrees to reimburse it for the applicable expenditures.

SECTION 2.02. Certain Matters Governed Exclusively by Ancillary Agreements. Each of B&N and BNED agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or any Ancillary Agreement, (i) the TMA shall exclusively govern all matters relating to Taxes between such parties (except as explicitly provided in the EMA and TSA), (ii) the EMA shall exclusively govern the allocation of Assets and Liabilities related to employee and employee benefits-related matters (except for those matters involving the Payables Transactions which are governed by Schedule 1(f) hereto), including the existing equity plans with respect to employees and former employees of members of both the B&N Group and the BNED Group (it being understood that any such Assets and Liabilities, as allocated pursuant to the EMA, shall constitute BNED Assets, BNED Liabilities, B&N Assets or B&N Liabilities, as applicable, hereunder and shall be subject to Article VI hereof), and (iii) the TSA shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Distribution.

SECTION 2.03. Termination of Agreements. (a) Except as set forth in Section 2.03(b) or as otherwise provided by the steps constituting the Internal Transactions, in furtherance of the releases and other provisions of Section 6.01, effective as of the Distribution, BNED and each other member of the BNED Group, on the one hand, and B&N and each other member of the B&N Group, on the other hand, hereby agree they will terminate any and all agreements, arrangements, commitments and understandings, oral or written (“Intercompany Agreements”), including all intercompany accounts payable or accounts receivable (“Intercompany Accounts”), between such parties and in effect or accrued as of the Distribution and including the agreements set forth on Schedule 2.03. No such terminated Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b) The provisions of Section 2.03(a) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group).

SECTION 2.04. Shared Contracts. The Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the BNED Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the BNED Business (the “BNED Portion”), which rights shall be a BNED Asset and which obligations shall be a BNED Liability and (b) a member of the B&N Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the BNED Business (the “B&N Portion”), which rights shall be a B&N Asset and which obligations shall be a B&N Liability. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract prior to the Distribution as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group members to, cooperate in any lawful arrangement to provide that, following the Distribution and until the earlier of five years after the Distribution Date and such time as the formal division, partial assignment, modification and/or replication of such Shared Contract as contemplated by the previous sentence is effected, a member of the BNED Group shall receive the interest in the benefits and obligations of the BNED Portion under such Shared Contract and a member of the B&N Group shall receive the interest in the benefits and obligations of the B&N Portion under such Shared Contract.

SECTION 2.05. Disclaimer of Representations and Warranties. Each of B&N (on behalf of itself and each other member of the B&N Group) and BNED (on behalf of itself and each other member of the BNED Group) understands and agrees that, except as expressly set forth in this Agreement, any Ancillary Agreement or the Tax Opinion Representations, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred or assumed hereby or thereby for the conduct and operations of the BNED Business or the B&N Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein, any such Assets are being transferred on an “as is”, “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of Laws or judgments are not complied with.

ARTICLE III

Credit Support

SECTION 3.01. Replacement of Credit Support. (a) (i) BNED shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Distribution Date, the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support (“Credit Support Instruments”) provided by or through B&N or any other member of the B&N Group for the benefit of BNED or any other member of the BNED Group (“B&N Credit Support Instruments”), other than any of the B&N Credit Support Instruments set forth on Schedule 3.01(a) (the “Surviving B&N Credit Support Instruments”), with alternate arrangements that do not require any credit support from B&N or any other member of the B&N Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original B&N Credit Support Instrument to the originating bank and such bank’s confirmation to B&N of cancelation thereof) indicating that B&N or such other member of the B&N Group will, effective upon the consummation of the Distribution, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to B&N; provided, however, that (i) in the event that BNED shall not have obtained all such releases on or prior to the Distribution Date, Section 3.02 shall govern all such unreleased B&N Credit Support Instruments and (ii) Section 3.02 shall also govern all Surviving B&N Credit Support Instruments.

(ii) The Credit Support Instrument provided by or through BNED or any other member of the BNED Group for the benefit of B&N or any other member of the B&N Group set forth on Schedule 3.01(a) (the “Surviving BNED Credit Support Instrument”) shall continue following the Distribution Date and shall be governed by Section 3.02.

(b) B&N and BNED shall provide each other with written notice of the existence of all Credit Support Instruments a reasonable period prior to the Distribution.

SECTION 3.02. Credit Support. (a) B&N hereby agrees that, during the Credit Support Period and any subsequent period that a particular Surviving B&N Credit Support Instrument remains outstanding despite BNED’s having used its reasonable best efforts to cause such Credit Support Instruments to be replaced pursuant to Section 3.01(a), (i) for the benefit of

BNED, it will maintain, continue, satisfy and comply in full with, and cause its subsidiaries to maintain and continue, satisfy and comply in full with, and will not take any action, or cause any of its subsidiaries to take any action, to terminate (other than at the request of BNED), the Surviving B&N Credit Support Instruments and (ii) it will, and will cause its subsidiaries to, renew or extend any such Surviving B&N Support Credit Instruments, in each case, during the Credit Support Period; provided that (x) B&N and its subsidiaries shall not be required to renew or extend any Surviving B&N Credit Support Instrument (A) beyond the expiration date of the relevant BNED Primary Credit Instrument in support or guarantee of which such Surviving B&N Credit Support Instrument has been provided or (B) which has been released or replaced pursuant to Section 3.01(a) and (y) B&N and its subsidiaries shall be permitted to terminate and shall not be required to renew or extend any Surviving B&N Credit Support Instrument so long as concurrently with such termination or expiration, it replaces such Surviving B&N Credit Support Instrument with another guarantee, letter of credit, surety bond or similar instrument or other arrangement in support of the relevant BNED Primary Credit Instrument in form and substance reasonably satisfactory to the beneficiary of such BNED Primary Credit Instrument, which replacement instrument shall be treated as a Surviving B&N Credit Support Instrument for all purposes hereunder.

(b) Additional BNED Credit Support Instruments. If at any time either of B&N or BNED shall identify a credit instrument of BNED (each, an “Additional BNED Primary Credit Instrument”) and corresponding guarantee or similar credit instrument of B&N or its subsidiaries in respect of such Additional BNED Primary Credit Instrument (each, an “Additional B&N Credit Support Instrument”) that existed prior to the Distribution Date and that, had B&N and BNED been aware of such Additional BNED Primary Credit Instrument and Additional B&N Credit Support Instrument prior to the Distribution Date, would have been identified as a BNED Primary Credit Instrument and a Surviving B&N Credit Support Instrument, respectively, on the Distribution Date, (i) such Additional BNED Primary Credit Instrument and Additional B&N Credit Support Instrument shall be deemed to be a BNED Primary Credit Instrument and a Surviving B&N Credit Support Instrument, respectively, for all purposes hereunder and (ii) BNED shall pay to B&N all amounts in respect of such Additional B&N Credit Support Instrument which it would have been obligated to pay pursuant to this Section 3.02 (including amounts payable pursuant to Section 3.02 (c) hereof) since the Distribution Date had such Additional B&N Credit Support Instrument been identified as a Surviving B&N Credit Support Instrument hereunder on the Distribution Date.

(c) Reimbursement, Expenses, Indemnity.

(i) If B&N or any of its subsidiaries shall make any payment (“B&N Credit Support Payment”) in respect of or in connection with any Surviving B&N Credit Support Instrument, including any payment in the form of collateral delivered by B&N in respect of any Surviving B&N Credit Support Instrument, BNED shall promptly, but in any event within ten business days of written demand therefor, reimburse B&N in full for the amount of such B&N Credit Support Payment, together with any interest accrued thereon. BNED’s reimbursement obligations hereunder shall not be construed to limit or waive the rights of subrogation that B&N or any of its subsidiaries may have in respect of any B&N Credit Support Payment and BNED hereby acknowledges and affirms that B&N and its subsidiaries have not waived their rights of subrogation.

(ii) BNED shall pay all reasonable and actual out-of-pocket expenses incurred by B&N and its subsidiaries (including the reasonable and actual fees, charges and disbursements of counsel for B&N) after the Distribution Date in connection with (i) Surviving B&N Credit Support Instruments (including the continuation, extension or renewal of any Surviving B&N Credit Instrument) and any agreement entered into in connection with any of the foregoing or any amendments or other modifications to any of the foregoing (whether or not the transactions contemplated hereby or thereby shall be consummated) or (ii) the enforcement or protection of its rights in connection with any of the foregoing, including its rights under this Section 3.02(c); provided that BNED shall not be required to pay any such expenses incurred in connection with the voluntary replacement by B&N of a Surviving B&N Credit Support Instrument pursuant to clause (y) of Section 3.02(a) hereof.

(iii) BNED shall defend, hold harmless, and indemnify each B&N Indemnitee from and against any charges, suits, damages, costs, expenses, judgments, penalties, claims, liabilities or losses of any kind or nature whatsoever, including reasonable attorney fees and expenses, that may be sustained or suffered by or secured against any B&N Indemnitee arising out of, in connection with, or as a result of this Section 3.02 or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the continuation, extension or renewal of any Surviving B&N Credit Support Instrument), or the use of, or the proposed use of, the Surviving B&N Credit Support Instruments, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any B&N Indemnitee is a party thereto; provided that such indemnity shall not, as to any B&N Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a judgment by a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such B&N Indemnitee or such B&N Indemnitee’s breach of its obligations hereunder.

(iv) All amounts due under this Section 3.02(c) shall be payable promptly after written demand therefor, and in any event within ten business days following such demand, in immediately available funds in U.S. Dollars to an account of B&N specified in writing and shall not be subject to reduction by way of setoff or counterclaim. If any payment hereunder would be due and payable on a day that is not a business day, such payment shall instead be due on the immediately preceding business day.

(v) Any amount payable hereunder shall bear interest at a rate per annum equal to the Default Interest Rate, calculated on a daily basis, from (i) in the case of any B&N Credit Support Payment, the date on which such B&N Credit Support Payment was made and (ii) in the case of any other amount payable hereunder, the date immediately following the date by which such amount was required to be paid pursuant to paragraph (iv) above until the date on which BNED shall make payment in full of such amount (including all interest accrued thereon pursuant to this paragraph (v)) to B&N.

(vi) BNED hereby authorizes B&N at any time and from time to time when any amount owed by BNED to B&N pursuant to this Section 3.02 is due and payable to it and has not been paid, to the fullest extent permitted by Law, to set off and apply any and all indebtedness at any time owing by B&N to or for the credit or the account of BNED against any of and all of the amounts payable by BNED to B&N hereunder; provided that B&N shall not be permitted to exercise any right of setoff pursuant to this paragraph unless demand for payment has been made pursuant to paragraph (iv) of this Section 3.02(c) and the period within which BNED was required to make such payment has expired. B&N shall notify BNED promptly of any such setoff and the application made by B&N of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of B&N under this paragraph are in addition to other rights and remedies (including other rights of setoff) which B&N may have.

(vii) The provisions of this Section 3.02 shall survive and remain in full force and effect regardless of the consummation of the Spin-Off or by any of the agreements referred to herein or the termination of this Agreement or any such other agreements or any provision hereof or thereof.

(d) Surviving B&N Credit Support Instruments. The provisions of Section 3.02(a) and (c) shall apply mutatis mutandis to the Surviving B&N Credit Instrument.

ARTICLE IV

Actions Pending the Distribution

SECTION 4.01. Actions Prior to the Distribution. (a) Subject to the conditions specified in Section 4.02 and subject to Section 5.03, B&N and BNED shall use reasonable best efforts to consummate the Distribution. Such efforts shall include taking the actions specified in this Section 4.01.

(b) Prior to the Distribution, B&N shall mail the Prospectus to the Record Holders.

(c) BNED shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(d) B&N and BNED shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e) BNED shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the BNED Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(f) Prior to the Distribution, B&N shall have duly elected members of the BNED board of directors, and such individuals shall be the members of the BNED board of directors effective as of immediately after the Distribution; provided, however, that to the extent required by any Law or requirement of the NYSE or any other national securities exchange, as applicable, one independent director shall be appointed prior to the date on which “when-issued” trading of the BNED Common Stock begins on the NYSE and begin his or her term prior to the Distribution and shall serve on BNED’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.

(g) Prior to the Distribution, B&N shall deliver or cause to be delivered to BNED resignations, effective as of immediately after the Distribution, of each individual who will be an employee of any member of the B&N Group after the Distribution and who is an officer or director of any member of the BNED Group immediately prior to the Distribution.

(h) As of immediately prior to the Distribution, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of BNED, each in substantially the form filed as an exhibit to the Form S-1, shall be in effect.

(i) B&N and BNED shall, subject to Section 5.03, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.02 to be satisfied and to effect the Distribution on the Distribution Date.

SECTION 4.02. Conditions Precedent to Consummation of the Distribution. Subject to Section 5.03, as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by B&N, of the following conditions:

(a) The board of directors of B&N shall have authorized and approved the Spin-Off and not withdrawn such authorization and approval, and shall have declared the dividend of BNED Common Stock to B&N stockholders.

(b) Each Ancillary Agreement shall have been executed by each party to such agreements.

(c) BNED shall have entered into a credit facility and any other financing the BNED board of directors determines to be necessary or advisable, in each case, on terms and conditions acceptable to BNED.

(d) B&N shall have obtained an amendment to or replacement of the B&N Credit Agreement permitting the Spin-Off.

(e) The Commission shall have declared effective the Form S-1, of which the Prospectus is a part, under the Securities Act of 1933, and no stop order suspending the effectiveness of the Form S-1 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission.

(f) The BNED Common Stock shall have been accepted for listing on the NYSE or another national securities exchange approved by B&N, subject to official notice of issuance.

(g) B&N shall have received the written opinions of Cravath, Swaine & Moore LLP and KPMG LLP, which shall remain in full force and effect, that, subject to the accuracy of and compliance with the relevant Tax Opinion Representations, the Spin-Off will qualify for its Intended Tax Treatment.

(h) The B&N board of directors shall have received a solvency opinion from a financial advisor, in the form and substance acceptable to the B&N board of directors, regarding the effect of the Spin-Off.

(i) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-Off shall be in effect, and no other event outside the control of B&N shall have occurred or failed to occur that prevents the consummation of the Spin-Off.

(j) No other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the board of directors of B&N, would result in the Spin-Off having a material adverse effect on B&N or its stockholders.

(k) Prior to the Distribution Date, the Prospectus shall have been mailed to the holders of B&N Common Stock.

(l) B&N shall have duly elected the individuals listed as members of post-Spin-Off BNED board of directors in the Form S-1, and such individuals shall be the members of BNED board of directors; provided that BNED current directors shall appoint at least one independent director to serve on the Audit Committee prior to the date on which “when-issued” trading of BNED Common Stock commences.

(m) Immediately prior to the Distribution Date, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of BNED, each in substantially the form filed as an exhibit to the Form S-1, shall be in effect.

(n) B&N shall have received a certificate signed by the Chief Financial Officer of BNED, dated as of the Distribution Date, certifying the satisfaction of the conditions set forth in this Section 4.02.

The foregoing conditions are for the sole benefit of B&N and shall not give rise to or create any duty on the part of B&N or the B&N board of directors to waive or not waive such conditions or in any way limit the right of B&N to terminate this Agreement as set forth in Article XI or alter the consequences of any such termination from those specified in such Article. Any determination made by the B&N board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.02 shall be conclusive.

ARTICLE V

The Distribution

SECTION 5.01. The Distribution. (a) BNED shall cooperate with B&N to accomplish the Distribution and shall, at the direction of B&N, use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. B&N or BNED, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any information required in order to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement, (i) after completion of the Internal Transactions and on or prior to the Distribution Date, for the benefit of and distribution to the holders of B&N Common Stock as of the Record Date (the “Record Holders”), B&N will deliver to the Agent all of the issued and outstanding shares of BNED Common Stock then owned by B&N or any other member of the B&N Group and book-entry authorizations for such shares and (ii) on the Distribution Date, B&N shall instruct the Agent to distribute, by means of a pro rata dividend based on the aggregate number of shares of B&N Common Stock held by each applicable Record Holder, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of BNED Common Stock to which such Record Holder is entitled based on a distribution ratio to be determined by B&N in its sole discretion. The Distribution shall be effective at 12:01 a.m. New York City time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder an account statement indicating the number of shares of BNED Common Stock that have been registered in book-entry form in the name of such Record Holder.

SECTION 5.02. Fractional Shares. The Agent and B&N shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of BNED Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (c) distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of BNED Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer through which such fractional shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of B&N or BNED. Neither B&N nor BNED will pay any interest on the proceeds from the sale of fractional shares.

SECTION 5.03. Sole Discretion of B&N. B&N shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, B&N may at any time and from time to time until the Distribution decide to abandon the Distribution including by accelerating or delaying the timing of the consummation of all or part of the Distribution or modifying or changing the terms of the Distribution if, at any time, the B&N board of directors determines, in its sole and absolute discretion, that the Distribution is not in the best interests of B&N or its stockholders or is otherwise not advisable.

ARTICLE VI

Mutual Releases; Indemnification

SECTION 6.01. Release of Pre-Distribution Claims. (a) Except as provided in Section 6.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, BNED does hereby, for itself and each other member of the BNED Group, their respective Affiliates, to the extent it may legally do so, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, agents or employees of any member of the BNED Group (in each case, in their respective capacities as such), remise, release and forever discharge B&N and the other members of the B&N Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, agents or employees of any member of the B&N Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all BNED Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(b) Except as provided in Section 6.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, B&N does hereby, for itself and each other member of the B&N Group, their respective Affiliates, to the extent it may legally do so, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, agents or employees of any member of the B&N Group (in each case, in their respective capacities as such), remise, release and forever discharge BNED, the other members of the BNED Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, agents or employees of any member of the BNED Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all B&N Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(c) Nothing contained in Section 6.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Agreement or Intercompany Account that is specified in Section 2.03(b) not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 6.01(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the B&N Group or the BNED Group that is specified in Section 2.03(b) as not terminating as of the Distribution, or any other Liability specified in such Section 2.03(b) as not to terminate as of the Distribution;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability provided in or resulting from any other agreement or understanding that is entered into after the Distribution between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third Persons, which Liability shall be governed by the provisions of this Article VI or, if applicable, the appropriate provisions of the relevant Ancillary Agreement; or

(v) any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 6.01.

(d) BNED shall not make, and shall not permit any other member of the BNED Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against B&N or any other member of the B&N Group, or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a). B&N shall not make, and shall not permit any other member of the B&N Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against BNED or any other member of the BNED Group, or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).

(e) It is the intent of each of B&N and BNED, by virtue of the provisions of this Section 6.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among BNED or any other member of the BNED Group, on the one hand, and B&N or any other member of the B&N Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as set forth in Section 6.01(c) or elsewhere in this Agreement or in any Ancillary Agreement. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

SECTION 6.02. Indemnification by BNED. Subject to Section 6.04, BNED shall indemnify, defend and hold harmless B&N, each other member of the B&N Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “B&N Indemnitees”), from and against any and all Liabilities of the B&N Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the BNED Liabilities (including with respect to Shared Contracts), including the failure of BNED or any other member of the BNED Group or any other Person to pay, perform or otherwise promptly discharge any BNED Liability in accordance with its terms;

(b) any breach by BNED or any other member of the BNED Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c) any breach by BNED of any of the representations and warranties made by BNED on behalf of itself and the members of the BNED Group in Section 12.01(c).

SECTION 6.03. Indemnification by B&N. Subject to Section 6.04, B&N shall indemnify, defend and hold harmless BNED, each other member of the BNED Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “BNED Indemnitees”), from and against any and all Liabilities of the BNED Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the B&N Liabilities (including with respect to Shared Contracts), including the failure of B&N or any other member of the B&N Group or any other Person to pay, perform or otherwise promptly discharge any B&N Liability in accordance with its terms;

(b) any breach by B&N or any other member of the B&N Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c) any breach by B&N of any of the representations and warranties made by B&N on behalf of itself and the members of the B&N Group in Section 12.01(c).

SECTION 6.04. Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds. (a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability or (ii) other amounts recovered from any third party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Each member of the B&N Group and BNED Group shall use reasonable best efforts to seek to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article VI; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The calculation of any Indemnity Payments required by this Agreement shall be subject to Section 5.04 of the TMA.

SECTION 6.05. Procedures for Indemnification of Third-Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 30 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within 30 calendar days after receipt of notice from an Indemnitee in accordance with Section 6.05(a) (or sooner, if the nature of such Third-Party Claim so requires), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, (i) the defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, affect the Indemnitee or any of its controlled Affiliates in a materially adverse manner and (ii) the Third-Party Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in clauses (i) and (ii), collectively, the “Litigation Conditions”).

(c) If the Indemnifying Party elects not to assume the defense of a Third-Party Claim in accordance with this Agreement, or fails to notify an Indemnitee of its election as provided in Section 6.05(b) or if one of the Litigation Conditions is not satisfied or waived by the Indemnitee, such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.

(d) If the Indemnifying Party elects to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitees shall, subject to the terms of this Agreement, cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(e) If the Indemnifying Party elects to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnifying Party will not be liable for any additional legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (i) the Litigation Conditions cease to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. In the event, however, that such Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both such Indemnifying Party and the Indemnitee could reasonably be expected to present such counsel with a conflict of interest, then the Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the reasonable fees and expenses of such counsel.

(f) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees; provided, however, that such Indemnitee(s) shall be required to consent to such entry of judgment or to such settlement that the Indemnifying Party may recommend if the judgment or settlement (i) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) involves only monetary relief which the Indemnifying Party has agreed to pay and (iii) includes a full and unconditional release of the Indemnitee. Notwithstanding the foregoing, in no event shall an Indemnitee be required to consent to any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(g) Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld or delayed).

SECTION 6.06. Additional Matters. (a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action relating to a Liability that has been allocated to an Indemnifying Party pursuant to the terms of this Agreement or any Ancillary Agreement in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or add the Indemnifying Party as an additional named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts, fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

SECTION 6.07. Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 6.08. Survival of Indemnities. The rights and obligations of each of B&N and BNED and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

SECTION 6.09. Limitation on Liability. Except as may expressly be set forth in this Agreement, none of B&N, BNED or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other B&N Indemnitee or BNED Indemnitee, as applicable, under this Agreement (i) with respect to any matter to the extent that such Party seeking indemnification has engaged in any knowing violation of Law or fraud in connection therewith or (ii) for any punitive or exemplary damages (except to the extent payable to a third party), whether or not caused by or resulting from negligence or breach of obligations hereunder.

ARTICLE VII

Access to Information; Litigation; Confidentiality

SECTION 7.01. Agreement for Exchange of Information; Archives. (a) Except in the case of an adversarial Action or threatened adversarial Action by either B&N or BNED or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, and subject to Section 7.01(b), each of B&N and BNED, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, at any time after the Distribution, as soon as reasonably practicable after written request therefor, any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such respective Group, which B&N or BNED, or any member of its respective Group, as applicable, reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on B&N or BNED, or any member of its respective Group, as applicable (including under applicable securities laws), by any national securities exchange or any Governmental Authority having jurisdiction over B&N or BNED, or any member of its respective Group, as applicable, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement. The receiving Party shall use any Information received pursuant to this Section 7.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b) In the event that either B&N or BNED determines that the exchange of any Information pursuant to Section 7.01(a) could violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both B&N and BNED shall take all commercially reasonable measures to permit the compliance with Section 7.01(a) in a manner that avoids any such harm or consequence. Both B&N and BNED intend that any provision of access to or the furnishing of Information pursuant to this Section 7.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c) Each of BNED and B&N agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege or protection attaching to any privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups prior to the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other (not to be unreasonably withheld or delayed).

(d) B&N and BNED each agree that it will only process personal data provided to it by the other Group in accordance with all applicable privacy and data protection law obligations and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to provide reasonable assistance to the other Party in respect of any obligations under privacy and data protection legislation affecting the disclosure of such personal data to the other Party and will not knowingly process such personal data in such a way to cause the other Party to violate any of its obligations under any applicable privacy and data protection legislation.

SECTION 7.02. Ownership of Information. Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 7.03. Compensation for Providing Information. B&N and BNED shall reimburse each other for the reasonable costs, if any, in complying with a request for Information pursuant to this Article VII. Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with BNED’s or B&N’s, as applicable, standard methodology and procedures.

SECTION 7.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements (the “Retained Information”) in accordance with its respective record retention policy as in effect on the date hereof or such longer or shorter period as required by Law, this Agreement or the Ancillary Agreements.

SECTION 7.05. Accounting Information. Without limiting the generality of Section 7.01 but subject to Section 7.01(b):

(a) Until the end of the first full fiscal year of B&N occurring after the Distribution Date (and for a reasonable period of time afterwards as required by Law for B&N to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the BNED Group were consolidated with those of B&N), BNED shall use its reasonable best efforts to enable B&N to meet its timetable for dissemination of its financial statements and to enable B&N’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) BNED shall authorize and direct its auditors to make available to B&N’s auditors, within a reasonable time prior to the date of B&N’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of BNED and (y) work papers related to such annual audits and quarterly reviews, to enable B&N’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of BNED’s auditors as it relates to B&N’s auditors’ opinion or report and (ii) until all governmental audits or other inquiries are complete, BNED shall provide reasonable access during normal business hours for B&N’s internal auditors, counsel and other designated representatives to (x) the premises of BNED and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of BNED and its Subsidiaries, (y) the officers and employees of BNED and its Subsidiaries, so that B&N may conduct reasonable audits relating to the financial statements provided by BNED and its Subsidiaries, and (z) the IT systems of BNED, so that B&N may conduct reasonable testing of such IT systems in connection with the audits of financial statements; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the BNED Group.

(b) Until the end of the first full fiscal year of BNED occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), B&N shall use its reasonable best efforts to enable BNED to meet its timetable for dissemination of its financial statements and to enable BNED’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) B&N shall authorize and direct its auditors to make available to BNED’s auditors, within a reasonable time prior to the date of BNED’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of B&N and (y) work papers related to such annual audits and quarterly reviews, to enable BNED’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of B&N’s auditors as it relates to BNED’s auditors’ opinion or report and (ii) until all governmental audits or other inquires are complete, B&N shall provide reasonable access during normal business hours for BNED’s internal auditors, counsel and other designated representatives to (x) the premises of B&N and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of B&N and its Subsidiaries and (y) the officers and employees of B&N and its Subsidiaries, so that BNED may conduct reasonable audits relating to the financial statements provided by B&N and its Subsidiaries, and (z) the IT systems of B&N, so that BNED may conduct reasonable testing of such IT systems in connection with the audits of financial statements; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the B&N Group.

(c) In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of B&N to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, BNED shall, within a reasonable period of time following a request from B&N in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide B&N with certifications of such officers in support of the certifications of B&N’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to B&N’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and B&N’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as such BNED officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Spin-Off or any other transactions related thereto) or as otherwise agreed upon between B&N and BNED.

SECTION 7.06. Limitations of Liability. Neither B&N nor BNED shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of wilful misconduct by the providing Person. Neither B&N nor BNED shall have any Liability to the other Party if any Information is destroyed after reasonable best efforts by BNED or B&N, as applicable, to comply with the provisions of Section 7.04.

SECTION 7.07. Conduct of Pending Litigation Matters. BNED and B&N shall enter into one or more joint defense agreements, substantially in the form of Exhibit A hereto, with respect to litigation matters pending as of the date hereof that involve members of both the B&N Group and the BNED Group.

SECTION 7.08. Production of Witnesses; Records; Cooperation. (a) After the Distribution Date and until the third anniversary thereof, except in the case of an adversarial Action or threatened adversarial Action by either B&N or BNED or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, each of B&N and BNED shall take all reasonable steps to make available, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise) and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which B&N or BNED, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) Without limiting the foregoing, B&N and BNED shall use their reasonable best efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions, other than an adversarial Action against the other Group.

(c) The obligation of B&N and BNED to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 7.08 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.08(a)). Without limiting the foregoing, each of B&N and BNED agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any employee of its Group based on such employee’s provision of assistance or information to each other pursuant to this Section 7.08.

(d) Upon the reasonable request of B&N or BNED, in connection with any Action contemplated by this Article VII, B&N and BNED will enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

SECTION 7.09. Confidential Information. (a) Each of B&N and BNED, on behalf of itself and each Person in its respective Group, shall hold, and cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the B&N Group or the BNED Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any of B&N, BNED or its respective Group, employees, directors or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of B&N, BNED or Persons in its respective Group, as applicable, (iii) independently generated without reference to any proprietary or confidential Information of the B&N Group or the BNED Group, as applicable, or (iv) required to be disclosed by Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of B&N and BNED may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (x) to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information), and (y) to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating organization is promptly notified thereof.

(b) Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each of B&N and BNED will, promptly after request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information (and used commercially reasonable efforts to destroy all such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database)).

ARTICLE VIII

Insurance

SECTION 8.01. Insurance. (a) Until the Distribution Date, B&N shall (i) cause the members of the BNED Group and their respective employees, officers and directors to continue to be covered as insured parties under B&N’s policies of insurance in a manner which is no less favorable than the coverage provided for the B&N Group and (ii) permit the members of the BNED Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred prior to the Distribution Date to the extent permitted under such policies. With respect to policies currently procured by BNED for the sole benefit of the BNED Group, BNED shall continue to maintain such insurance coverage through the Distribution Date in a manner no less favorable than currently provided. Without limiting any of the rights or obligations of the parties pursuant to Sections 8.01(b)-(e), B&N and BNED acknowledge that, as of the Distribution Date, B&N intends to take such action as it may deem necessary or desirable to remove the members of the BNED Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the B&N Group by any insurance carrier effective on the Distribution Date. Except to the extent otherwise provided below or otherwise mutually agreed, the BNED Group will not be entitled from and after the Distribution Date to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring on or after the Distribution Date or to the extent any claims are made pursuant to any B&N claims-made policies on or after the Distribution Date. No member of the B&N Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy. Nothing in this Section 8.01(a) shall apply to any employee-related insurance matters that are expressly addressed in the EMA.

(b) Effective as of the Distribution Date, all D&O Policies of the B&N Group shall be converted to run off policies, and each of the B&N Group and the BNED Group shall purchase D&O Policies with respect to claims arising after the Distribution Date. From and after the Distribution Date, to the extent that any Pre-Separation Insurance Claim has been duly reported on or before the six-year anniversary of the Distribution Date under the directors and officers liability insurance policies (“D&O Policies”) maintained by members of the B&N Group, B&N shall not, and shall cause the members of the B&N Group not to, take any action that would limit the coverage of the individuals who acted as directors or officers of the B&N Group and members of the BNED Group prior to the Distribution Date under any D&O Policies maintained by the members of the B&N Group. B&N shall continue to be responsible for the deductible or retention related to any such Pre-Separation Insurance Claim under the D&O Policies, in an aggregate amount not to exceed the applicable deductible. B&N shall, and shall cause members of the B&N Group to, reasonably cooperate with the individuals who acted as directors and officers of the B&N Group or members of the BNED Group on or prior to the Distribution Date in their pursuit of any coverage claims under such D&O Policies which could inure to the benefit of such individuals.

(c) Existing primary casualty policies will remain in effect for the B&N Group and BNED until the Distribution Date. Effective as of the Distribution Date, the BNED Group shall purchase workers compensation, commercial general liability and automobile liability policies with respect to claims arising after the Distribution Date. B&N shall not, and shall cause the members of the B&N Group not to, take any action that would limit the coverage available to BNED (or members of the BNED Group) prior to the Distribution Date under any existing primary casualty policies maintained by the members of the B&N Group. Any claim fees associated with Pre-Separation losses under the existing primary casualty policies will be assumed by BNED. Assuming acceptance and agreement of the insurance carrier, on or about the six-month anniversary of the Distribution Date, BNED agrees to assume and accept any claims and liabilities with respect to BNED (or any member of the BNED group) existing under the casualty policies of the B&N Group and those liabilities are to be transferred to BNED. BNED shall bear all costs associated with such transfer and assignment. In connection with such transfer and assignment, B&N and BNED shall cooperate to reduce the letter of credit in favor of the insurers under the existing primary casualty policies with the removal of BNED from such policies.

(d) Effective as of the Distribution Date, the BNED Group shall purchase property policies in respect of real and personal property, ocean cargo and crime policies and excess liability and umbrella policies with respect to claims arising from and after the Distribution Date. After the Distribution Date, to the extent that any Pre-Separation Insurance Claim has been duly reported as having occurred prior to the Distribution Date, under property policies in respect of real and personal property, ocean cargo and crime policies and excess liability and umbrella policies maintained by members of the B&N Group, B&N shall not, and shall cause the members of the B&N Group not to, take any action that would limit the coverage available to BNED or any member of the BNED Group prior to the Distribution Date under any such policies maintained by the members of the B&N Group. Any claim settlement funds owed to BNED under any such policies will be distributed at the conclusion of the claim.

(e) Effective as of the Distribution Date, all fiduciary policies and cyberliability policies (including relating to errors and omissions and media) of the B&N Group shall continue and the BNED Group shall purchase fiduciary policies and cyberliability policies (including relating to errors and omissions and media) with respect to claims arising after the Distribution Date. From and after the Distribution Date, to the extent that any Pre-Separation Claims-Based Insurance Claim has been duly reported on or before the Distribution Date under any insurance policies with respect to fiduciary or cyberliability losses, maintained by members of the B&N Group, B&N shall not, and shall cause the member of the B&N Group not to, take any action that would limit the coverage available under the fiduciary policies or the cyberliability policies (including relating to errors and omissions and media) maintained by the members of the B&N Group. B&N shall continue to be responsible the deductible or retention related to such Pre-Separation Insurance Claims under the fiduciary policies and the cyberliability policies (including relating to errors and omissions and media). Any claim settlement funds owed to BNED will be distributed at the conclusion of the claim.

(f) B&N shall provide, and shall cause other members of the B&N Group to provide, such cooperation as is reasonably requested by BNED in order for BNED to have in effect from and after the Distribution Date such new insurance policies as BNED deems appropriate with respect to claims reported on or after the Distribution Date. In accordance with Sections 8.01(c)-(e), B&N shall, and shall cause members of the B&N Group to, reasonably cooperate with BNED (or members of the BNED Group) in their pursuit of any coverage claims under any such policies which could inure to the benefit of such entities. Except for the policies referred to therein and to the extent otherwise required under Sections 8.01(b)-(e), the B&N Group may, at any time, without liability or obligation to the BNED Group, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any insurance policy (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications); provided, however, that B&N will immediately notify BNED of any termination of any insurance policy.

(g) B&N shall not be liable to BNED for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the B&N Group or any member of the BNED Group or any defect in such claim or its processing. With respect to insurance claims solely of the BNED Group, BNED shall control the conduct of the resolution of any dispute with the applicable insurer and B&N shall cooperate in good faith in the resolution of any such dispute, and BNED shall reimburse B&N for all out-of-pocket costs and expenses incurred by B&N in connection therewith. In the event that insurable claims of both B&N and BNED (or the members of their respective Groups) exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense and shall not settle or compromise any such claim without the consent of the other (which consent shall not be unreasonably withheld or delayed subject to the terms and conditions of the applicable insurance policy). Nothing in this Section 8.01 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

(h) The parties shall use reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Section 8.01.

ARTICLE IX

Ongoing Commercial Matters

SECTION 9.01. B&N Systems and Distribution Facilities. (a) B&N shall provide to BNED, on an “as is, where is” basis (with all faults and without any representations or warranties or performance standards), non-transferable access to B&N’s product procurement systems pursuant to the terms and conditions set forth on Schedule 9.01(a). BNED shall reimburse B&N for all purchases made by BNED through B&N’s product procurement systems and merchandising systems as a result of the access contemplated by this Section 9.01 within 30 days of receipt of an invoice for such purchases from B&N.

(b) B&N shall provide to BNED, on an “as is, where is” basis (with all faults and without any representations or warranties or performance standards), non-transferable access to use B&N’s distribution facilities pursuant to the terms and conditions set forth on Schedule 9.01(b) in connection with the use of B&N’s product procurement systems as contemplated by Section 9.01(a).

(c) B&N shall be permitted to transfer its systems and facilities to be maintained by a third party. B&N shall use commercially reasonable efforts to ensure that such systems and facilities shall continue to be provided to BNED as contemplated by this Section 9.01, but there can be no assurance that any such third party(ies) shall continue to provide BNED access to such systems or facilities, as applicable. BNED shall reimburse B&N on a Pass-Through Cost basis for any costs and expenses associated with B&N’s efforts under this Section 9.01(c).

(d) B&N shall only be obligated to provide the access contemplated by this Section 9.01 and Section 9.03 to the extent consistent with applicable Law. In the event B&N determines that the continued provision of all or any portion of such access is inconsistent with applicable Law, the Parties will discuss in good faith potential modifications or alternative arrangements that would comply with applicable Law.

SECTION 9.02. Gift Cards. B&N shall (i) make available to BNED for sale in the BNED Business B&N-Issued Gift Cards and (ii) issue gift cards skinned as reasonably requested by BNED, and BNED shall honor B&N-Issued Gift Cards, pursuant to the terms and conditions set forth on Schedule 9.02.

SECTION 9.03. Additional Access and Services. (a) In connection with BNED’s conduct of the BNED Business, B&N shall provide to BNED, on a commercially reasonable and “as-is, where-is” basis (with all faults and without any representations or warranties or performance standards), non-transferable access to the information and services set forth on Schedule 9.03 relating to the B&N Format pursuant to the terms and conditions thereon.

(b) For so long as the services contemplated by Section 9.03(a) are provided, BNED shall promptly correct any deviations from the B&N Format upon written notice by B&N of any such deviations; provided, however, in the event that B&N substantially changes the B&N Format as of the date of this Agreement, BNED may choose at its sole discretion to either adhere to the B&N Format existing as of the date of this Agreement or the B&N Format existing as of the date such changes take effect. For the avoidance of doubt, B&N’s reasonable update of the B&N Format shall not constitute a substantial change hereunder, including general maintenance and normal upkeep. In the event that BNED opens any new bookstores or renovates to any material extent any of its existing bookstores, all such new or renovated bookstores shall adhere to the then-current B&N Format.

(c) B&N shall remit to BNED all showroom payments obtained from publishers with respect to purchases made by or on behalf of BNED or its subsidiaries for so long as any showroom agreement remains in effect that includes payments to B&N with respect to purchases made by or on behalf of BNED or its subsidiaries.

SECTION 9.04. Indemnification. Each of B&N and BNED shall indemnify, defend and hold harmless the other Party from any losses, costs, damages or liability incurred by the other Party arising out of or resulting from (i) B&N’s provision of access and services pursuant to Sections 9.01(a) and (b) and 9.03 and (ii) errors and data breaches for transactions involving B&N-Issued Gift Cards pursuant to Section 9.02.

SECTION 9.05. Term and Termination. (a) The term of this Article IX shall be for so long as B&N continues to utilize the products and services identified in this Article IX (the “B&N Commercial Services”) in the operation of its own business.

(b) BNED may terminate this Article IX and the license and rights granted to it hereunder by B&N upon written notice to B&N. Such notice shall specify the effective date of such termination.

(c) B&N may terminate this Article IX upon written notice to BNED if BNED has materially breached any provision of this Article IX and has not cured such breach within thirty (30) days after written notice of such breach has been given by B&N to BNED. Additionally, B&N may terminate this Article IX immediately in the event BNED (x) (i) no longer continues to operate as a going concern, (ii) no longer continues to operate in the Field of Use or (iii) changes its name such that it no longer includes “Barnes & Noble” or the abbreviation “B&N”, or otherwise ceases to use the Licensed Marks (as defined in the TLA Agreement) in identifying its business or (y) upon the occurrence of a BNED Fundamental Change (as defined in the TLA) (each event described in this paragraph, a “Termination Event”).

(d) Upon termination or expiration of this Article IX, BNED shall use commercially reasonable efforts to wind down and to cease its and its sub-licensees’ use of the B&N Commercial Services as soon as commercially practicable but in no event later than (A) with respect to each of Section 9.05(c)(i), (ii) and (iii), the end of one hundred and eighty (180) days from the date of such termination or expiration and (B) with respect to Section 9.05(c)(iv), the end of thirty (30) days from the date of such termination.

ARTICLE X

Further Assurances and Additional Covenants

SECTION 10.01. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Spin-Off and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this

Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby.

(c) On or prior to the Distribution Date, B&N and BNED, in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by BNED or any other Subsidiary of B&N, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d) Prior to the Distribution, if either Party identifies any commercial or other service that is needed to ensure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

(e) B&N and BNED shall settle the Payables Transactions in accordance with Schedule 1(f). As soon as reasonably possible following the Distribution Date, the Parties agree to determine and settle the final amounts of the Payables Transactions to the extent such amounts have not previously been settled.

ARTICLE XI

Termination

SECTION 11.01. Termination. Subject to Sections 3.02(c)(vii) and 9.05, this Agreement may be terminated by B&N at any time, in its sole discretion, prior to the Distribution.

SECTION 11.02. Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party under this Agreement or the Ancillary Agreements.

ARTICLE XII

Miscellaneous

SECTION 12.01. Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c) B&N represents on behalf of itself and each other member of the B&N Group, and BNED represents on behalf of itself and each other member of the BNED Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

SECTION 12.02. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 12.03. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. No assignment permitted by this Section 12.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 12.04. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any B&N Indemnitee or BNED Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 12.05. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to B&N, to:

Barnes & Noble, Inc.

122 Fifth Avenue

New York, NY 10011

Attn: Vice President, General Counsel & Secretary

Facsimile: (212) 463-5683

If to BNED, to:

Barnes & Noble Education, Inc.

120 Mountain View Blvd

Basking Ridge, NJ 07920

Attn: Vice President, General Counsel & Secretary

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 12.06. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 12.07. Publicity. Each of B&N and BNED shall consult with the other, and shall, subject to the requirements of Section 7.09, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Spin-Off or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Form S-1, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution

Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 12.07 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission.

SECTION 12.08. Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all third-party fees, costs and expenses paid or incurred in connection with the Spin-Off will be paid by the Party incurring such fees or expenses, whether or not the Distribution is consummated, or as otherwise agreed by the Parties. Subject to the preceding sentence, B&N shall bear the costs and expenses in connection with the Distribution.

SECTION 12.09. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.10. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 12.11. Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 12.12. Specific Performance. Notwithstanding the procedures set forth in Article X, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 12.13. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 12.14. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 12.13. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

BARNES & NOBLE, INC.,

By:	/s/ Bradley A. Feuer
Name:	Bradley A. Feuer
Title:	General Counsel

BARNES & NOBLE EDUCATION, INC.,

By:	/s/ Michael P. Huseby
Name:	Michael P. Huseby
Title:	Executive Chairman

SCHEDULE 1(a)

Schedule 1(a)

Internal Transactions

The Internal Transactions will take place in the following steps, all of which have occurred or will occur prior to the Distribution in the following order, unless otherwise determined by the Parties:

Step 1: Bank Debt Incurrence

BNED establishes a revolving credit facility with a syndicate of third-party lenders (the “Bank Debt Incurrence”)

Step 2: Payable Transactions

BNED completes the Payables Transactions on the terms set forth in Schedule 1(f).

Step 3: Internal Distribution

B&N completes the Internal Distribution.

Step 4: Stock Split

BNED effects a stock split of BNED Common Stock to result in the number of shares needed to be distributed in the Distribution in accordance with the distribution ratio as set forth on the Form S-1 (the “Stock Split”).

SCHEDULE 1(b)

Schedule 1(b)

BNED Equity Interests

Part 1 - Subsidiaries

NOOK Media Member Two LLC

B&N Education, LLC

Barnes & Noble College Booksellers, LLC

Part 2 - Joint Ventures and Minority Investments

Minority Investments

Flashnotes, Inc.

SCHEDULE 1(c)

Schedule 1(c)

BNED Assets

1.	bncampus.com

2.	bncampusworks.com

3.	bncampusworks.net

4.	bnescholar.com

5.	bnscholar.com

6.	bnscholar.net

7.	bnsmarts.com

8.	bnsmarts.net

SCHEDULE 1(d)

Schedule 1(d)

BNED Liabilities

Lease Agreement between CDV III Riverpark LLC and Nook Digital, LLC (f/k/a barnesandnoble.com llc and successor in interest to Barnes & Noble, Inc.) dated as of 03.28.2012

SCHEDULE 1(e)

Schedule 1(e)

B&N Retained Liabilities

Any and all liabilities arising out of or relating to the following:

1.	Adrea LLC v. Barnes & Noble, Inc., Nook Digital, LLC (formerly known as barnesandnoble.com llc) and B&N Education, LLC (formerly known as Nook Media LLC)

SCHEDULE 1(f)

Schedule 1(f)

Payables Transactions

The following actions constituting the Payables Transactions will take place as and at such times specified below, unless otherwise determined by the Parties:

1.	An intercompany single tax payable will be contributed to the equity of BNED by B&N immediately prior to the Distribution.

2.	All other intercompany payable transactions shall be settled through cash payments to be made prior to the Distribution Date.

SCHEDULE 2.03

Schedule 2.03

Terminating Intercompany Agreements

For the avoidance of doubt, the following agreements shall be terminated upon the Distribution:

1.	Retail Agreement between B&N and B&N Education, LLC (f/k/a NOOK Media LLC) dated as of October 4, 2012

2.	Separation Agreement between B&N and B&N Education, LLC (f/k/a NOOK Media LLC) dated as of October 4, 2012

3.	Transition Services Agreement between B&N and B&N Education, LLC (f/k/a NOOK Media LLC) dated as of October 4, 2012

4.	Tax Sharing Agreement among B&N and certain of its subsidiaries, dated as of October 4, 2012, as it relates to BNED only

5.	Tax Sharing Agreement among B&N Education LLC (f/k/a NOOK Media LLC) and certain of its subsidiaries, dated as of October 4, 2012]

6.	Section 2 of the Assignment and Assumption Agreement between B&N and BNED dated as of April 30, 2015 (the “Assignment and Assumption Agreement”), relating to the indemnification by BNED of B&N for any payments made by B&N Group pursuant to the Microsoft Agreement or the Pearson Agreement (each as defined in the Assignment and Assumption Agreement)

SCHEDULE 3.01(a)

Schedule 3.01(a)

Surviving B&N Credit Support Instruments

Guarantee by B&N Education, LLC (f/k/a NOOK Media LLC) of the obligations of Nook Digital, LLC in connection with the lease for 300 Hamilton Avenue, Palo Alto, California 94301.

Guarantee by B&N of the obligations of Barnes & Noble College Booksellers, LLC in connection with the lease for 355-365 Ravendale Drive, Mountain View, California 94043.

SCHEDULE 9.01(a)

Schedule 9.01(a)

Product Procurement Systems and Merchandising Systems

Description of Commercial Matter/Service:	End Date:	Fee:

BookMaster, IMM and SRS: Pursuant to Section 9.01(a) and subject to the following terms and conditions, B&N shall provide BNED access to B&N’s product procurement systems and merchandising systems, including BookMaster, IMM and SRS. B&N shall provide BNED access to B&N’s product master system, report, training documentation, file interfaces, BookMaster store WiFi, Level 2 and 3 Support, new store setup and installation, ID access management and ongoing updates, fixes and patches.

Such access is provided to BNED (i) solely for use in the BNED Business, (ii) as such systems are in effect on the date of this Agreement, (iii) to the extent such systems continue to be used and supported by B&N in its sole discretion, (iv) to the extent such access is not prohibited by applicable Law or contractual restrictions on B&N, (v) to the extent all third party licenses or permissions have been obtained, and (vi) in the case of BookMaster, solely in the stores in which such system is used. BNED shall not receive any rights or licenses in such systems or software.

BNED’s Right to Return

BNED shall have the right to return merchandise purchased through such systems (and receive credit for such returns) in accordance with the return practices in effect as of the date this Agreement.

	Perpetual unless a Termination Event shall have occurred, in which case the end date shall be the Termination Date.	Annual fee of $100,000 for up to 100 stores; and $ 1,000 per additional store, plus Pass-Through Cost.

Image Service (Book Jacket): B&N shall provide BNED access to B&N’s image service to the extent BNED shall have the right to use the images provided by B&N.	The second anniversary of the date of the Distribution unless a Termination Event	Pass-Through Cost

Description of Commercial Matter/Service:	End Date:	Fee:

shall have occurred, in which case the end date shall be the Termination Date.

BNED has the right to extend the term for another year, in which case the end date shall be the third anniversary of the Distribution.

System Upgrades: B&N shall provide BNED the supporting hardware and networking equipment for upgrading the product procurement systems and merchandising systems at the same time that B&N upgrades such systems used in B&N Retail Stores generally. BNED shall upgrade such product procurement systems and merchandising systems as required by B&N so long as it has access to such systems.	Perpetual unless a Termination Event shall have occurred, in which case the end date shall be the Termination Date.	BNED shall bear its proportionate (based on the number of stores) cost of the supporting hardware and networking equipment provided by B&N in connection with the system upgrade.

SCHEDULE 9.01(b)

Schedule 9.01(b)

Distribution Facilities

Description of Service:	End Date:	Fee:
Distribution Facilities: Pursuant to Section 9.01(b) and subject to the following terms and conditions, B&N shall provide BNED access to B&N’s distribution facilities in connection with the use of B&N’s product procurement systems. Such access is provided to BNED (i) solely for use in the BNED Business, (ii) as such systems are in effect on the date of this Agreement and (iii) to the extent such access is not prohibited by applicable Law or contractual restrictions on B&N.	Perpetual unless a Termination Event shall have occurred, in which case the end date shall be the Termination Date.

Per-unit fee of $0.686 for each item shipped from a B&N distribution center plus Pass-Through Cost for any incremental costs associated with such access and services being provided to BNED and any freight costs and expenses other than those included in the per unit fee.

The per-unit fee shall be subject to annual review by B&N and adjustment following such reviews to reflect B&N’s costs of providing such services.

SCHEDULE 9.02

Schedule 9.02

Gift Cards

Description of Service:	End Date:	Fee:

B&N-Issued Gift Cards: Pursuant to Section 9.02 and subject to the following terms and conditions, B&N shall make available to BNED for sale in the BNED Business B&N-Issued Gift Cards, and BNED shall honor B&N-issued Gift Cards.

BNED Client Branded Gift Cards: Pursuant to Section 9.02, B&N shall print and issue B&N- Issued Gift Cards skinned with respect to particular clients and with the client’s permission as reasonably requested by BNED and shall make such gift cards available to BNED for sale in the BNED Business.

Remission of Proceeds: BNED shall remit to B&N, within 15 days after the end of each month, the proceeds from the sale of B&N-Issued Gift Cards in the BNED Business during such month.

Remission of Redemptions: B&N shall remit to BNED, within 15 days after the end of each month, the face-value of all B&N-Issued Gift Cards (including skinned gift cards) redeemed at BNED stores during such month.

Perpetual unless a Termination Event shall have occurred, in which case the end date shall be the Termination Date.

B&N shall charge BNED for its share of the overhead costs of issuing B&N-Issued Gift Cards, determined based on the dollar value of B&N-Issued Gift Cards redeemed by BNED divided by the total dollar value of all B&N-Issued Gift Cards that are redeemed. For the avoidance of doubt, the overhead costs of issuing B&N-Issued Gift Cards shall not include any discounts offered to third-party distributors of B&N-Issued Gift Cards.

Without duplication, B&N shall charge BNED for the Pass-Through Costs directly attributable to issuing BNED client branded gift cards.

SCHEDULE 9.03

Schedule 9.03

Additional Access and Services

Description of Service:	End Date:	Fee:

B&N Format: Pursuant to Section 9.03 and subject to the following terms and conditions, B&N shall provide BNED access to (i) all design schema used in the design and construction of Retail Stores and B&N cafés located within such stores, including new merchandise concepts, store relays and consumables (e.g., shopping bags, B&N logo cups), (ii) store support and training and development materials for B&N’s product procurement systems as described in Section 9.01(a), and (iii) other marketing and promotional packages used in Retail Stores as set forth below.

Marketing: B&N shall provide marketing packages to BNED at the same time as such marketing packages are provided to B&N’s Retail Stores generally. Such marketing packages include retail marketing plans and calendars, monthly sign package, graphic arts, author promotions and prism.

Fixtures and Planograms: B&N shall provide BNED access to store fixtures and planograms used in B&N’s Retail Stores and B&N Cafés located within such stores.

Café Product Mix: B&N shall provide BNED advance notice related to the product mix offered at such B&N Cafés to the extent practicable.

Perpetual unless B&N discontinues the operation of Retail Stores, in which chase the end date shall be such date and otherwise if a Termination Event shall have occurred, in which case the end date shall be the Termination Date.

For services provided by B&N employees: Pass-Through Cost.

For outside Service Providers: (i) all direct costs to B&N relating to such Service directly attributable to BNED plus (ii) an allocation of all other costs associated with such Service as determined in good faith by B&N.

EXHIBIT A

PRIVILEGED & CONFIDENTIAL

ATTORNEY CLIENT COMMUNICATION

ATTORNEY WORK PRODUCT

JOINT DEFENSE MATERIAL

JOINT DEFENSE AND COMMON INTEREST PRIVILEGE AGREEMENT

1. This Joint Defense and Common Interest Privilege Agreement, dated as of [    ] [            ], 2015 (this “Agreement”), by and among [List B&N and BNED parties to the relevant litigation] (collectively, the “Parties”) and their counsel, will memorialize certain understandings pertaining to the common interest and defense of the Parties hereto in each matter set forth on Schedule A hereto (each, a “Matter” and, collectively, the “Litigation”).

2. The Parties believe that there is a mutuality of interest in their common defense in the Litigation. In this regard, the Parties wish to continue to pursue their separate but common interests, and avoid any suggestion of waiver of privileged communications.

3. Accordingly, it is the Parties’ intention and understanding that communications among the Parties, joint interviews of prospective witnesses and other sharing of information, whether written or verbal, are confidential and are protected from disclosure to any third party by the clients’ attorney-client privilege, the attorneys’ work product privileges, the joint defense privilege and the common interest privilege. Such communications and/or exchanges of information in connection with the undersigned Parties’ common defense efforts is not intended to waive any attorney-client, work product, joint defense, or common interest privileges otherwise available. The Parties consider such mutual sharing and disclosure of matters of common concern essential to the preparation of an effective defense by the clients with respect to each Matter, and essential to the effective representation by counsel of their clients. These mutual disclosures and exchanges of information, therefore, are protected by the “joint defense privilege” and “common interest privilege” recognized in cases such as In re United Mine Workers of America Employee Benefit Plans Litig., 159 F.R.D. 307 (D.D.C. 1994).

4. It is also understood and agreed that all memoranda of law, debriefing memoranda, factual summaries, digests, draft pleadings and affidavits, and other written materials which would otherwise be protected from disclosure to third parties on grounds of privilege, and which are or have been exchanged among the undersigned counsel and their respective clients in connection with any of the Matters referenced in Paragraph 1 above, will remain confidential and protected from disclosure to any third party by the attorney-client, a attorney work product, joint defense and common interest privileges.

5. Except for purposes of enforcing this Agreement or otherwise obtaining the benefits intended to be obtained from this Agreement, the fact of this Agreement and its contents shall remain confidential and protected from disclosure to any third party by the attorney-client, attorney work product, joint defense and common interest privileges.

6. None of the documents and other information shared among the Parties and their counsel pursuant to this Agreement shall be disclosed to third parties. It is understood that information and documents obtained by counsel pursuant to this Agreement may be used by counsel as a factual predicate to formulate questions of witnesses, including those witnesses who may be called to testify in the Matters or related proceedings. In propounding such questions, however, the protected information or documents may not be specifically described or otherwise disclosed.

7. The Parties understand and agree that all material and information disclosed or shared pursuant to this Agreement shall be used only in connection with the defense of clients involved in the Litigation and shall not be used for any other purpose without the prior express written consent of the Parties that provided the protected material.

8. Nothing in this Agreement shall obligate any of the undersigned attorneys or their respective clients to disclose or share any information or materials that he/she determines should not be disclosed. Nor shall anything in this Agreement prevent any of the undersigned attorneys or their respective clients from imposing additional conditions under which materials or information may be shared or disclosed. Notwithstanding the foregoing, nothing in this Agreement is intended to impair or limit any other agreement between or among any of the Parties with respect to access to books and records.

9. The Parties acknowledge that disclosure of any protected material in violation of the Agreement will cause irreparable harm to the undersigned and their respective clients for which there is no adequate remedy at law. Each of the Parties acknowledges that immediate injunctive relief is an appropriate and necessary remedy for any violation or threatened violation of the Agreement.

10. If any person or entity that is not a party to this Agreement requests or demands, by subpoena or otherwise, any protected material that has been provided to one of the Parties by another Party, the Party that has received the request shall immediately notify the supplying Party. Each Party will take all reasonable steps necessary to preserve all applicable rights and privileges with respect to such protected material and shall cooperate fully with the other Parties in any proceedings relating to the disclosure of such protected materials. This Agreement shall continue in effect notwithstanding any conclusion or resolution as to any Party in any of the Matters. The Parties understand and agree that they will continue to be bound by this Agreement following any such conclusion or resolution.

11. Any waiver in any particular instance of the rights and limitations contained herein shall not be deemed, and is not intended to be, a general waiver of any rights or limitations contained herein and shall not operate as a waiver beyond the particular instance.

12. The Parties and their counsel agree to the following procedures with respect to the conduct of their defense in each of the Matters:

A.	Unless one or more of the Parties decides there is a conflict between the Parties in the conduct of the defense of any of the Matters, the Parties shall be represented by the same law firms, at [ ] expense, for each of the Matters. [ ] shall retain the right to select such additional counsel for the Parties as they agree.

B.	[ ] and counsel for it shall control the conduct of each Matter, including, without limitation, retaining day-to-day responsibilities for the conduct of each Matter; provided, however, that [ ] and its counsel shall report periodically to [ ] regarding the conduct and progress of each such Matter.

C.	Each of the Parties shall reasonably cooperate with each other in the defense of each Matter and shall be obligated to provide such litigation support as is deemed necessary by its counsel, including, but not limited to, identification and production of their documents (or access thereto) and identification and production of witnesses/employees (or access thereto).

D.	The Parties shall take all steps necessary to ensure that they coordinate with the Government, prior to releasing any responses to discovery, the filing of any documents with the Court or taking any other substantive action in each Matter.

13. The Parties understand and agree that modifications of this Agreement can be made only if such modifications are in writing and signed by counsel for all Parties.

14. By signing this Agreement, each of the undersigned attorneys certifies that he/she has explained the contents of the Agreement to his/her respective client(s) and that each agrees to abide by the understandings reflected herein.

15. Counsel may become a party to this Agreement on his/her own behalf and on behalf of his/her client by executing the original of this instrument, or a counterpart thereof. The execution of counterparts shall have the same effect as if all Parties had signed the same instrument.

16. This Agreement shall inure to the benefit of, and be binding upon counsel and their party and all successors-in-interest, assigns, and affiliates of each party.

17. All Parties will exercise their utmost good faith and diligence, and cooperate with each other in carrying out the provisions of this Agreement.

18. This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of conflicts of laws principles of the State of New York.

19. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

20. Each signatory hereto represents and warrants that he, she or it has taken all steps necessary to obtain, and has in fact obtained, full authority to bind the party to the terms of this Agreement.

Each of the Parties whose signature appears below acknowledges that it has reviewed this Agreement and agrees to the terms embodied herein.

Date: , 2015	[ ]

	By:	/s/
Name:
Title:

Date: , 2015	[ ]

	By:	/s/
Name:
Title:

Date: , 2015	[ ]

	By:	/s/
Name:
Title:

SCHEDULE A

SCHEDULE A

LITIGATION

No.	Matter Name	Matter No.	Open Date	Case No.	Matter Type